                                                                    EXHIBIT 10.1

                                                        DRAFT: NOVEMBER 25, 1996





                              OPERATIONS AGREEMENT


                           DATED AS OF ________, 1996


                                     AMONG

                        MONEYGRAM PAYMENT SYSTEMS, INC.,

                         FIRST DATA TECHNOLOGIES, INC.

                                      AND

                        INTEGRATED PAYMENT SYSTEMS INC.

                               TABLE OF CONTENTS
                               -----------------
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Section                                                                    Page
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
ARTICLE 1

DEFINITIONS .............................................................    1


ARTICLE 2

SERVICES ................................................................    9
     Section 2.1.    Support Services ...................................    9
     Section 2.2.    Additional Services ................................    9


ARTICLE 3

TRANSACTION SETTLEMENT; PORTFOLIO AND REGULATORY COMPLIANCE .............    9
     Section 3.1.    Transaction Settlement .............................    9
     Section 3.2.    Portfolio ..........................................   10
     Section 3.3.    MoneyGram Agents ...................................   11
     Section 3.4.    Compliance with Laws ...............................   13
     Section 3.5.    Transition of Business .............................   14


ARTICLE 4

SECURITY ................................................................   15


ARTICLE 5

GENERAL AGREEMENTS OF THE PARTIES .......................................   15
     Section 5.1.    Company Obligations ................................   15
     Section 5.2.    First Data Obligations .............................   16
     Section 5.3.    Extension of Term; Money Order Processing ..........   16
     Section 5.4.    License to Certain Software ........................   17


ARTICLE 6

PAYMENTS TO FIRST DATA ..................................................   18
     Section 6.1.    Fees and Charges ...................................   18
     Section 6.2.    IPS Reports and Payments ...........................   18
     Section 6.3.    Taxes ..............................................   19
     Section 6.4.    Certification of Charges ...........................   19


ARTICLE 7

CONFIDENTIALITY .........................................................   19
     Section 7.1.    General ............................................   19

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                                       i

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Section                                                                    Page
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     Section 7.2.    Confidential Information Defined ...................   20
     Section 7.3.    Permitted Disclosure; Public and Generic
                     Information; Legally Required Disclosure ...........   21
     Section 7.4.    Notices ............................................   22
     Section 7.5.    Company Disclosure of Confidential Information
                     to First Data ......................................   22
     Section 7.6.    Remedy .............................................   23


ARTICLE 8

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES ............................   23


ARTICLE 9

TERM AND TERMINATION ....................................................   23
     Section 9.1.    Term ...............................................   23
     Section 9.2.    Termination by Company .............................   24
     Section 9.3.    Termination by First Data ..........................   26
     Section 9.4.    Orderly Transition .................................   27
     Section 9.5.    Effect of Termination ..............................   27


ARTICLE 10

INDEMNITIES, LIABILITY AND LIMITS OF LIABILITY ..........................   28
     Section 10.1.   First Data's Indemnification .......................   28
     Section 10.2.   Company's Indemnification ..........................   29
     Section 10.3.   Notification .......................................   31
     Section 10.4.   Claims Period ......................................   32
     Section 10.5.   Subrogation ........................................   33
     Section 10.6.   Exclusive Remedy ...................................   33
     Section 10.7.   No Special Damages .................................   33


ARTICLE 11

DISPUTE RESOLUTION ......................................................   34
     Section 11.1.   Dispute Resolution .................................   34
     Section 11.2.   Recourse to Courts and Other Remedies ..............   37
     Section 11.3.   Affiliates .........................................   37
     Section 11.4.   Exception to Article 11 ............................   37


ARTICLE 12

MISCELLANEOUS ...........................................................   37
     Section 12.1.   Expenses ...........................................   37
     Section 12.2.   Relationship of Parties ............................   38

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                                       ii

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Section                                                                    Page
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
     Section 12.3.   Force Majeure ......................................   38
     Section 12.4.   Entire Agreement ...................................   39
     Section 12.5.   Assignment .........................................   39
     Section 12.6.   Notices ............................................   39
     Section 12.7.   Counterparts .......................................   40
     Section 12.8.   Governing Law ......................................   41
     Section 12.9.   Media Releases .....................................   41
     Section 12.10.  Waiver .............................................   41
     Section 12.11.  Severability .......................................   41
     Section 12.12.  Construction Rules .................................   42


EXHIBITS

A.   Support Services

     A-1.  Agent Services
     A-2.  Corporate Support Services
     A-3.  Data Center Services
     A-4.  Voice Center Disaster Recovery Services
     A-5.  Regulatory Compliance Services


B.   Inspection, Review and Timing


C.   Software

     C-1.  IPS Application Software
     C-2.  MoneyGram Application Software
     C-3.  PC MoneyGram Application Software


D.   Pricing and Reimbursable Expenses


E.   Terminable Groups of Data Center Services


F.   Form of Agent Contract

                              OPERATIONS AGREEMENT


          THIS OPERATIONS AGREEMENT (this "Agreement") dated as of __________, 1996 is among MoneyGram Payment Systems, Inc., a Delaware corporation ("Company"), First Data Technologies, Inc., a Delaware corporation ("FDT"), and Integrated Payment Systems Inc., a Delaware corporation ("IPS" and, together with FDT, "First Data").


                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, Company, IPS and First Data Corporation, a Delaware corporation and the parent company of FDT and IPS ("FDC"), have entered into a Contribution Agreement dated as of the date hereof (the "Contribution Agreement") pursuant to which IPS and certain of its Affiliates (as defined below) contributed to Company certain assets of the Business (as defined below); and

          WHEREAS, Company and First Data desire to enter into this Agreement to establish, among other things, (i) the terms and conditions pursuant to which First Data shall perform for the benefit of Company certain services relating to the Business and (ii) the duties, rights and obligations of each of First Data and Company to the other;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Company and First Data agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     In this Agreement, unless the context shall otherwise require, the capitalized terms used herein shall have the respective meanings specified or referred to in this Article 1. Each agreement referred to in this Agreement shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and hereof. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulations means such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections hereof and the table of contents herein are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Exhibits mean the Articles, Sections and Exhibits of this Agreement. The Exhibits are hereby incorporated by reference into and shall be deemed a part of this Agreement. Unless the context clearly indicates otherwise, the word "including" means "including but not limited to".

          "AAA" means the American Arbitration Association.

          "AAA Rules" means the AAA's Commercial Arbitration Rules.

          "Additional Services" means services performed for Company by First Data or its Affiliates pursuant to this Agreement, other than (i) the Support Services and (ii) any service or other obligation to be performed by First Data pursuant to Article 3.

          "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that FDC and its Affiliates shall not be deemed Affiliates of Company and Company and its Affiliates shall not be deemed Affiliates of FDC and its Affiliates.

          "Agent Contract" means an agreement pursuant to which a MoneyGram Agent provides Consumer Money Wire Transfer Services on behalf of the Business, together with any license agreement with such MoneyGram Agent related to the PC MoneyGram Application Software described in Exhibit C-3.

          "Agent Services" means the services specified in Exhibit A-1.

          "Amount Due" has the meaning specified in Section 6.2.

          "Arbitrators" has the meaning specified in Section 11.1(b)(ii).

          "Bankruptcy" means, with respect to any Party, the happening of any one or more of the following events: (a) a Party: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or there has been entered against such Party an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking in respect of such Party any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Party in any proceeding of a nature described above; (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of such Party's properties; or
(vii) in respect of clauses (i), (ii), (iv), (v) or (vi) above, such Party takes any corporate action to authorize any action contemplated by any of such clauses; or (b) 90 days after the commencement of any proceeding against any Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding has not been dismissed, or within 60 days after the appointment without such Party's consent or acquiescence of a trustee, receiver or liquidator of the Party or of all or any substantial part of such Party's properties, if such appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, if such appointment is not vacated.

          "Basic Qualifications" has the meaning specified in Section
11.1(b)(ii).

          "Business" means the Consumer Money Wire Transfer Services marketed under the name "MoneyGram"(SM) and the sales and distribution of a "MoneyGram" phonecard.

          "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Denver, Colorado.

          "Claim Notice" has the meaning specified in Section 10.3(a).

          "Company Data" means, at any time, data files, databases and related data and information (in any form or medium) relating to the Business or comprising the input or output of First Data's obligations specified in Article 3, the Support Services or any Additional Services.

          "Company Indemnitee" has the meaning specified in Section 10.1(a).

          "Confidential Information" has the meaning specified in Section 7.2.

          "Consequential Damages" means any liability, Loss, Expense or damage, whether in an action arising out of breach of warranty, breach of contract, delay, negligence, theory of tort, strict liability or other legal or equitable theory, for indirect, special, reliance, incidental, punitive or consequential damages or commercial loss, injury or damage, including loss of revenues, profits or use of capital or production.

          "Consumer Money Wire Transfer Services" means the service of transferring the right to money using computer or telephone lines, or any other technology now existing or later developed, from one person to a different person through a MoneyGram Agent and the services marketed under the phrase "Express Payment" or "Cash Advance".

          "Corporate Support Services" means the services specified in Exhibit A-2.

          "Costs" means all direct costs, expenses and charges plus all indirect costs, expenses and charges, including reasonable allocations of overhead, incurred by a Party in performing its obligations under this Agreement.

          "Data Center Services" means the services specified in Exhibit A-3.

          "days" means calendar days.

          "Designated Representative" means the employee of First Data designated in writing from time to time by First Data who shall be the only individual to whom Company shall provide certain specified information under this Agreement, including Confidential Information of Company. The Designated Representative on the date hereof is Michael H. Jeronimus.

          "Dispute" has the meaning specified in Section 11.1(a).

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "Fees" means, with respect to each of the Support Services and the services provided by IPS under Article 3, the fees and charges set forth or referenced in Exhibit D and, with respect to any Additional Service, the fees and charges agreed to in writing by First Data and Company, in each case as the same may be modified from time to time during the Term.

          "Fiduciary Funds" means, (i) in respect of any IPS Funds Transfer Service transaction that will be paid to the recipient thereof in U.S. dollars, the amount of money being transmitted to the recipient thereof and (ii) in respect of any IPS Funds Transfer Service transaction that will be paid to the recipient thereof in a currency other than U.S. dollars, the amount of U.S. dollars necessary to purchase the amount of such other currency being transmitted to the recipient thereof.

          "First Data" has the meaning specified in the first paragraph of this Agreement.

          "First Data Equipment" means the equipment owned by or leased to First Data or its Affiliates required to perform First Data's obligations hereunder.

          "First Data Indemnitee" has the meaning specified in Section 10.2(a).

          "Force Majeure Event" has the meaning specified in Section 12.3.

          "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "Indemnified Party" has the meaning specified in Section 10.3(a).

          "Indemnifying Party" has the meaning specified in Section 10.3(a).

          "IPS Application Software" means the application Software owned by IPS or its Affiliates that is used to provide the Data Center Services until such time as the Utility Software is available to perform such services in accordance with Exhibit A-3, together with the documentation (if any) relating thereto, as described on Exhibit C-1, and any modifications thereto.

          "IPS Funds Transfer Service" means the Consumer Money Wire Transfer Services offered by and in the name of IPS or Travel Related Services.

          "IPS Report" has the meaning set forth in Section 6.2.

          "Losses" means any and all losses, Costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

          "modification" means any modification, enhancement, translation, conversion, compilation, upgrade or other derivative version of, or change or addition to, any item, and "modify" and "modified" shall have corollary meanings.

          "MoneyGram Agent" means a Person that has contracted with Travel Related Services, IPS or the Company, as the case may be, to provide the Consumer Money Wire Transfer Services provided by the Business.

          "MoneyGram Application Software" means the application Software owned by Company that is used in the Business, together with the documentation (if any) relating thereto, as described on Exhibit C-2.

          "New MoneyGram Application Software" means all developments, improvements, modifications, additions, expansions, new versions, new releases, rewrites or enhancements to the MoneyGram Application Software that are developed by or on behalf of Company after the Closing Date.

          "New Utility Software" means all developments, improvements, modifications, additions, expansions, new versions, new releases, rewrites or enhancements to the Utility Software that are developed by or on behalf of Company after the 45-day period provided in Exhibit A-3.

          "Panel" has the meaning specified in Section 11.1(b)(ii).

          "Party" means First Data or Company as the context requires.

          "PC MoneyGram Application Software" means the application Software owned by Company that is used in the Business, together with the documentation (if any) relating thereto, as described on Exhibit C-3.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Portfolio" has the meaning specified in Section 3.2(a).

          "Proprietary Rights" means all trade secret, copyright, patent, trademark, service mark, trade name, certification mark, trade dress or other proprietary rights in all countries related to such item or any part thereof, any extensions or renewals of the foregoing, and any registrations, patents or applications with respect to the foregoing.

          "Regulatory Compliance Services" means the services specified in Exhibit A-5.

          "Reimbursable Expenses" means, in respect of the Support Services and the services provided by IPS under Article 3, the items of expense so designated or described in Exhibit D and, with respect to any Additional Service, the items of expense so designated or described by written agreement of the Parties, in each case subject to such additions and deletions as may be made by written agreement of the Parties from time to time during the Term.

          "Requirements of Law" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

          "Service Mark Letter Agreement" means the Service Mark Letter Agreement dated as of the date hereof among Company, FDC and Western Union Financial Services, Inc. ("Western Union"), which includes as an exhibit thereto the Service Mark License Agreement among IPS, Western Union and Company.

          "Software" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software shall not include computer software that is available in consumer retail stores and subject to "shrink-wrap" license agreements.

          "Software License Agreement" means the Software License Agreement dated as of the date hereof between IPS and Company.

          "Solvent", when used with respect to any Person, means that at the time of determination: (i) the fair market value of its assets is in excess of the total amount of its liabilities (including contingent liabilities determined in accordance with generally accepted accounting principles); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts (including contingent liabilities) as such debts become absolute and matured; (iii) it is then able, and is reasonably expected to be able, to pay its debts (including contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "State Licenses" means the licenses or permits issued by Governmental Bodies in respect of State Licensing Requirements.

          "State Licensing Requirements" means Requirements of Law related to the licensing of a Person offering money transfer services.

          "Support Services" means the services as described in Exhibits A-1 through A-5.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

          "Term" means, subject to the provisions of Section 5.3, the period commencing on the date hereof and ending on the earlier of: (i) the second anniversary of the date hereof and (ii) the end of any transition period in accordance with Section 9.4, except that the obligations of the Parties under
Article 3 (including the Regulatory Compliance Services) shall terminate in accordance with the provisions of Section 9.1(b).

          "Third Party Software" means any Software that is proprietary to a Person other than any Party or its Affiliates and that is to be obtained and used by First Data or its Affiliates to perform their obligations hereunder, and any modifications thereto.

          "Third Party Vendor" means, with respect to any item of First Data Equipment or Third Party Software, the owner, licensor, manufacturer, distributor or other supplier of such item.

          "Travel Related Services" means American Express Travel Related Services Company, Inc., a New York corporation.

          "Utility Software" means the application Software owned by IPS or its Affiliates that will be licensed to Company under the Software License Agreement, delivered pursuant to Exhibit A-3 and used by First Data to provide the Data Center Services, together with the documentation (if any) relating thereto.

          "Voice Center Disaster Recovery Services" means the services specified in Exhibit A-4.

          "Voice Center Services" means the services specified in Exhibit A-2.


                                   ARTICLE 2

                                   SERVICES
                                   --------

          SECTION 2.1. SUPPORT SERVICES. During the Term, First Data shall perform for Company, either directly, through its Affiliates or through agreements with Third Party Vendors, each of the Support Services described in Exhibit A.

          SECTION 2.2. ADDITIONAL SERVICES. During the Term, First Data shall perform for Company, either directly, through its Affiliates or through agreements with Third Party Vendors, such Additional Services agreed to by the Parties. Such Additional Services and the Fees, Reimbursable Expenses and other terms with respect thereto shall be set forth in an additional Exhibit to this Agreement or otherwise evidenced by a written amendment hereto.


                                   ARTICLE 3

          TRANSACTION SETTLEMENT; PORTFOLIO AND REGULATORY COMPLIANCE
          -----------------------------------------------------------

          SECTION 3.1. TRANSACTION SETTLEMENT. (a) During the period commencing on the date hereof and until the earlier of (i) the termination of the obligations of IPS and Company in respect of any IPS Funds Transfer Service transaction as specified in Section 9.1(b) and (ii) the date 30 days after the date Company has obtained all State Licenses necessary to offer the Consumer Money Wire Transfer Services and conduct the Business in its own name, IPS shall, subject to Section 3.1(g), be responsible for the administrative function of collecting all sums due from MoneyGram Agents under Agent Contracts and the payment of all Fiduciary Funds in respect of completed IPS Funds Transfer Service transactions in accordance with the terms of the Agent Contracts.

          (b) Each Business Day, IPS shall notify Company of the following items related to IPS Funds Transfer Service transactions effected during the immediately preceding Business Day (and, if applicable, any intervening non-Business Day or Days): (i) the aggregate amount received by MoneyGram Agents from customers in respect of all IPS Funds Transfer Service transactions, (ii) the aggregate amount of all Fiduciary Funds related to such transactions and
(iii) the aggregate amount of fees paid by customers related to such transactions.

          (c) Each Business Day, IPS shall deliver to Company, in U.S. dollars by automated clearing house or wire transfer to an account specified by Company, an amount equal to the amount set forth in respect of clause (iii) of Section 3.1(b).

          (d) Company shall pay all fees and any foreign exchange revenues due to MoneyGram Agents under the Agent Contracts on a timely basis in accordance with the terms of such Agent Contracts.

          (e) The Parties shall agree from time to time on operational procedures to implement the payment obligations under Section 3.1(c) in a timely, efficient and prudent manner.

          (f) Company acknowledges that all amounts representing Fiduciary Funds are funds of IPS to be held on behalf of IPS until such time as they are disbursed by a MoneyGram Agent to the recipient thereof. Company and MoneyGram Agents shall have a fiduciary duty to IPS with respect to such Fiduciary Funds. Company shall take appropriate steps on its own initiative and as reasonably requested by IPS to ensure that MoneyGram Agents are clearly aware of their responsibilities with respect to such Fiduciary Funds and properly handle such Fiduciary Funds.

          (g) Any amounts paid by IPS to MoneyGram Agents or customers with respect to any IPS Funds Transfer Service transaction for which a corresponding settlement of sales proceeds is not received by IPS shall be the sole responsibility of Company. If IPS makes any payment with respect to any such transaction, IPS shall be entitled to full reimbursement therefor from Company.

          SECTION 3.2. PORTFOLIO. (a) The Parties agree that IPS shall maintain in accordance with Requirements of Law a portfolio or portfolios of investments (the "Portfolio") at least equal to the amount of Fiduciary Funds associated with IPS Funds Transfer Service transactions conducted in the name of IPS that, from time to time, have been initiated but not yet paid to the recipient.

          (b) The Parties agree to transfer the Portfolio to Company for management by Company in accordance with the transition contemplated by Section 3.5.

          SECTION 3.3. MONEYGRAM AGENTS. (a) Company shall be responsible for negotiating and enforcing the terms of all Agent Contracts, including in respect of the sums to be paid to IPS, the timing of remittance fees and consumer funds to be transferred (subject to compliance with applicable Requirements of Law) and the payment of any incentive fees to MoneyGram Agents.

          (b) The Parties agree that contracts entered into after the date hereof with respect to the IPS Funds Transfer Service shall be executed (i) in the name of IPS by Company as IPS's authorized agent for such purpose, (ii) assignable to Company and (iii) shall be binding upon IPS, it being agreed by the Parties that no such contract shall, without the prior written consent of IPS, which consent shall not be unreasonably withheld, contain terms relating to the liabilities and obligations of IPS that are materially more onerous to IPS than those set forth in the form or forms of contract set forth in Exhibit F. Promptly after entering into any Agent Contract or amending or modifying any Agent Contract, Company shall inform the Designated Representative, in writing, of the material terms thereof, including the timing of payment of Fiduciary Funds. If required in order to comply with Requirements of Law or State Licensing Requirements, the Company shall deliver to the Designated Representative a copy of any Agent Contract requested by IPS to be used solely for such purposes.

          (c) Company shall have sole discretion in selecting the entities that shall serve as MoneyGram Agents; provided, however, that, if First Data reasonably determines that providing the IPS Funds Transfer Service through a MoneyGram Agent could reasonably be expected to subject First Data to potential liability under, or cause First Data to violate or not be in full compliance with, applicable Requirements of Law, including State Licensing Requirements, federal and state currency reporting and anti-money laundering statutes or similar laws, then First Data may give Company written notice of its desire not to provide the services contemplated by this Article 3 in respect of such MoneyGram Agent. If Company does not object to such written notice within five Business Days of receipt thereof, First Data shall be excused from its obligations to perform under this

Article 3 in respect of such MoneyGram Agent. If Company does so object by written notice to First Data within such five Business Day period, then First Data shall continue to perform its obligations under this Article 3 in respect of such MoneyGram Agent, and First Data and Company shall resolve their dispute in accordance with the following procedures:

          (i) Any disputes or controversies under this Section 3.3(c) shall be settled by arbitration before a single arbitrator in Denver, Colorado under the Expedited Procedures of the AAA Rules. The AAA shall provide the Parties with a list of proposed arbitrators within five Business Days of the filing of a demand for arbitration. Each Party shall have three Business Days to return the list containing its peremptory strikes of arbitrators. The AAA shall then appoint a single arbitrator within five Business Days of receiving the return of the Parties' lists, and any objections by the Parties to the qualifications of the arbitrator shall be made within two Business Days thereafter. Within five Business Days of the date for Parties' objections to the qualifications of the arbitrator, the arbitration hearing shall begin and it shall be continued from day to day until completed. The arbitrator's award shall be rendered within five Business Days of the completion of the hearing;

          (ii) To the extent that the award rendered by the arbitrator is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Otherwise the award shall be binding on the Parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceeding between the Parties; and

          (iii) To the extent that there is a dispute or controversy as to whether providing the IPS Funds Transfer Service through a MoneyGram Agent could reasonably be expected to cause First Data to violate or not be in full compliance with applicable Requirements of Law under this Section 3.3(c), either Party may, but is not required to, obtain an opinion or ruling from the applicable Governmental Body regarding such issue. Any such opinion or ruling shall be conclusive between the Parties. If such opinion or ruling is obtained prior to or during an arbitration proceeding, it shall be conclusively binding upon the arbitrator in rendering the award, and the arbitrator's authority shall be limited to rendering an award that is consistent with the opinion or ruling. If such opinion or ruling is obtained after an award has been rendered, the Parties agree to vacate any award inconsistent with the opinion or ruling, and any judgment rendered on such an award. Vacating of such an award and/or judgment, however, shall not affect the Parties' rights to have relied upon the award and/or judgment while it was in effect.

          (d) Company shall have the authority, in its sole discretion, to terminate any MoneyGram Agent in accordance with the terms of the applicable Agent Contract. Company shall have the authority to determine where the Business is conducted, subject to compliance with applicable Requirements of Law.

          SECTION 3.4. COMPLIANCE WITH LAWS. (a) Company and IPS each agrees that it will perform its obligations under this Article 3 and, in the case of IPS, the Regulatory Compliance Services so as not to cause the other Party or the Business to be in violation of any applicable Requirements of Law, including State Licensing Requirements, permissible investment rules, prompt remittance rules and federal and state currency reporting and anti-money laundering requirements.

          (b) IPS shall, with the cooperation and assistance of Company and at Company's expense, provide Regulatory Compliance Services, including making all required filings with any Governmental Body, that are required in connection with the Business solely as it relates to the sale of the IPS Funds Transfer Service and shall comply with State Licensing Requirements and licensing, escheat and sales Tax laws with respect to the Business. The Parties acknowledge that IPS shall have no obligation under this Section 3.4(b) with respect to any Consumer Money Wire Transfer Services conducted by Company in its own name, including in connection with the transition contemplated by Section 3.5.

          (c) IPS shall prepare and provide Company (i) the operating, financial, investments, sales and outstanding, and abandoned property reports that IPS generated in respect of the Business prior to the date hereof in the ordinary course of its business and (ii) such other reports and information (in such form and frequency as Company may reasonably request) sufficient to enable Company to monitor the Business.

          (d) Company may (with prior written approval of IPS, which shall not be unreasonably withheld) initiate, prosecute and resolve collection actions against MoneyGram Agents or other actions in the name of IPS to enforce and defend IPS's rights under the Agent Contracts. Company shall keep the Designated

Representative informed on a timely and regular basis of any material developments in any such action.

          SECTION 3.5. TRANSITION OF BUSINESS. (a) As soon as practicable after the execution of this Agreement, Company shall apply for and use its best efforts to obtain State Licenses to offer Consumer Money Wire Transfer Services and conduct the Business in its own name. No later than three months after the date hereof, Company shall inform the Designated Representative, in writing, of the material terms of Company's strategy and anticipated schedule for obtaining such licenses and shall keep IPS informed, in writing, on a timely and regular basis of any changes to such strategy and schedule.

          (b) Company shall notify the Designated Representative in writing before filing any license application contemplated by Section 3.5(a). IPS may elect to participate in any such application process if it deems such participation appropriate to protect licenses IPS will continue to maintain in connection with its businesses.

          (c) Company shall begin converting MoneyGram Agents from sellers of the IPS Funds Transfer Services to become sellers of Consumer Money Wire Transfer Services offered in Company's name as soon as possible after obtaining the appropriate State Licenses to allow for such conversion.

          (d) Company shall keep the Designated Representative informed on a regular and timely basis (with such frequency and in such format as IPS reasonably requests) of all of its plans and activities relating to the transition process contemplated hereunder, including as to the schedule and status of State License applications and the conversion of MoneyGram Agents and the Portfolio.

          (e) Subject to its other rights under this Agreement, IPS shall cooperate in good faith with Company in support of Company's transition plan and take such actions as are reasonable and necessary to support such transition, including assignment of Agent Contracts.

                                   ARTICLE 4

                                    SECURITY
                                    --------

          The IPS Application Software and the Utility Software are and shall remain First Data's property, and Company shall have no rights to, or interest in, the IPS Application Software or the Utility Software, except as provided in the Software License Agreement. As between First Data and Company, First Data shall exercise exclusive control over the First Data Equipment, IPS Application Software, First Data personnel and physical premises and facilities used by First Data and its Affiliates to perform its obligations hereunder. Any use of or access to such First Data Equipment, IPS Application Software, First Data personnel, physical premises or facilities by Company personnel shall be subject to First Data's express prior consent in each specific instance. The personnel of each Party shall comply with the security and other rules, policies and procedures applicable to the other Party's employees and invitees for access to such other Party's premises or facilities.


                                   ARTICLE 5

                       GENERAL AGREEMENTS OF THE PARTIES
                       ---------------------------------

          SECTION 5.1. COMPANY OBLIGATIONS. (a) Except as set forth in this Agreement, Company hereby agrees to perform and be responsible for all aspects of the Business, including all sales and marketing activities and credit review and analysis related to selecting and maintaining MoneyGram Agents.

          (b) Company agrees to perform on a timely basis its obligations set forth in this Agreement. Without limiting the generality of the foregoing, Company agrees to:

          (i) inspect and review all reports, displays and other output prepared by First Data in connection with performing its obligations hereunder and reject all such incorrect reports, displays or output within the period necessary to permit timely correction of such report, display or output, as specified in Exhibit B;

          (ii) comply with the operating procedures established from time to time by First Data in connection with the provision of its Data Center Services hereunder, it being understood that First Data has provided to Company a copy of such procedures as in effect on the date hereof; and

          (iii) provide to the Designated Representative such timely management decisions, access to personnel, information (including financial statements necessary for IPS to perform its obligations under Article 3 (including Regulatory Compliance Services) in respect of, or to comply with, State Licensing Requirements), approvals and acceptances as First Data or its Affiliates may reasonably request in order to perform their obligations hereunder, including (A) furnishing to the Designated Representative on a monthly basis by the first of each month, for First Data's planning purposes, reports of Company's anticipated need for Support Services (and Additional Services, if any) during the next six-month period (but not beyond the later of (i) the end of the Term and (ii) the expiration of First Data's obligations under Section 9.4), and (B) promptly informing the Designated Representative of any proposed business changes that would require First Data to alter its performance of its obligations hereunder.

          (c) The failure of Company to reject any report, display or output within the applicable time period as contemplated by Section 5.1(b)(i) shall constitute acceptance thereof. If Company rejects any such report, display or output within the applicable time period, then upon request of Company, First Data shall use reasonable efforts to correct the report, display or output. The correction of any such incorrect report, display or output, at First Data's expense (to the extent that First Data is responsible primarily therefor and has received timely notice thereof), shall be Company's sole and exclusive remedy for any such incorrect report, display or output.

          SECTION 5.2. FIRST DATA OBLIGATIONS. Except as may otherwise be agreed during the Term, First Data shall perform the Support Services, any Additional Services and the services under Article 3 in all material respects in a professional and workmanlike manner.

          SECTION 5.3. EXTENSION OF TERM; MONEY ORDER PROCESSING. (a) Upon the written request of Company, in its sole discretion, at any time during the Term, First Data will negotiate in good faith (i) an extension of the Term or
(ii) the terms of a new agreement covering the provision by First Data to Company of any or all of the Support Services, any Additional Services or the services contemplated by Article 3, in each case upon such terms and conditions, including prices, to be agreed upon by First Data and Company.

          (b) Upon the written request of Company, in its sole discretion at any time during the Term, First Data will negotiate in good faith the terms of Additional Services to be provided to Company in respect of (i) a money order product offered by Company in the names of IPS, as the entity licensed to offer such a product under State Licensing Requirements, and Company and (ii) at such time as Company has obtained State Licenses necessary under State Licensing Requirements to offer such product in its own name, a money order product offered by Company in the name of Company. Any agreement among the Parties in respect of such Additional Services shall be entered into in accordance with
Section 2.2; provided, however, that the Fees and Reimbursable Expenses in respect of such Additional Services shall not be greater than then-current market rates.

          SECTION 5.4. LICENSE TO CERTAIN SOFTWARE. (a) Company hereby grants First Data a non-exclusive, royalty-free license for the Term to execute the MoneyGram Application Software and any New MoneyGram Application Software or New Utility Software in connection with First Data's performance of the Data Center Services. As between First Data and Company, the MoneyGram Application Software and any New MoneyGram Application Software or New Utility Software will remain Company's property. First Data will have no ownership interest or other right in the MoneyGram Application Software or any New MoneyGram Application Software or New Utility Software. Company represents and warrants to First Data that any New MoneyGram Application Software and New Utility Software will not violate or infringe, directly or indirectly, any Proprietary Rights of any other Person or contribute to any such violation or infringement.

          (b) If any injunction is issued as to the MoneyGram Application Software or any New MoneyGram Application Software or New Utility Software because of the violation or infringement, or alleged violation or infringement, of a third Person's Proprietary Rights, Company shall use reasonable efforts to modify or replace such Software in order to avoid such violation or infringement. If Company is unable to so modify or replace such Software with reasonable efforts, at reasonable prices or within a reasonable period of time, then First Data shall not be responsible for providing to Company the affected portion of the Data Center Services.

                                  ARTICLE 6

                             PAYMENTS TO FIRST DATA
                             ----------------------

          SECTION 6.1. FEES AND CHARGES. The initial Fees for the Support Services and the services performed by First Data under Article 3 are set forth in Exhibit D. Exhibit D also sets forth or describes the applicable Reimbursable Expenses, including reimbursements, assessments and pass through fees of Third Party Vendors. If First Data commences to perform any Additional Services for Company after the execution of this Agreement, then Company shall pay Fees and Reimbursable Expenses for any such Additional Services as agreed upon by the Parties and set forth in writing.

          SECTION 6.2. IPS REPORTS AND PAYMENTS. In respect of each calender month, First Data shall deliver to Company a report (the "IPS Report") setting forth in reasonable detail the following information in respect of such month, such IPS Report to be delivered to Company as soon as reasonably practicable after the information needed to compile the report is available to First Data and in no event later than the 15th day after the end of such month: (i) the aggregate amount of foreign exchange revenues realized in respect of all IPS Funds Transfer Service transactions effected and (ii) the aggregate amount of all Fees, Costs, charges, Reimbursable Expenses, Taxes, interest payments and other amounts due or payable to First Data under this Agreement. The difference between the amounts set forth in response to items (i) and (ii) above in the IPS Report is defined herein as the "Amount Due".

          If the Amount Due is a positive number, then IPS shall pay to Company the absolute value of the Amount Due and, if the Amount Due is a negative number, then Company shall pay to IPS the absolute value of the Amount Due. Payments of the Amount Due with respect to any IPS Report shall be made no later than five Business Days following the delivery of such IPS Report. Such payment shall be made by wire transfer to the account identified in writing from time to time by the Party receiving an Amount Due.

          To the extent Company disputes in good faith any portion of the IPS Report or the calculation of the Amount Due, then Company shall so notify First Data and such dispute shall be resolved pursuant to the procedures set forth in
Article 11. Notwithstanding the existence of any such dispute, each Party agrees to pay, and continue to pay, any Amount Due on a timely basis in accordance with the terms hereof, without set-off or taking other action other than pursuant to the procedures set forth in Article 11.

          SECTION 6.3. TAXES. (a) In addition to any and all other payments to First Data to be made hereunder, Company shall pay, or shall reimburse First Data for payments made in respect of, all Taxes which are levied or imposed by any Governmental Body by reason of the performance, sale, license or use of any services, equipment, software or other goods or products covered by this Agreement, excluding any income Taxes payable by First Data on amounts earned by First Data hereunder. Without limitation on the foregoing, Company shall promptly pay to First Data an amount equal to any such Taxes actually paid or required to be collected or paid by First Data.

          (b) Company hereby authorizes First Data to calculate the total amount of escheat and sales Taxes due from Company from the monies due First Data and remit the amount of escheat and sales Taxes to the appropriate taxing authority on behalf of Company. First Data's remittance of the escheat and sales Taxes on behalf of Company shall be computed by First Data based on the information available to First Data. In the event of under or over calculation, Company shall be responsible for any additional monies due including any penalties or interest and for collecting any refunds due to Company from the appropriate taxing authority, unless such calculation resulted from First Data's negligence or willful misconduct.

          (c) Prior to First Data making the escheat and sales Tax remittance on behalf of Company provided in paragraph (b) above, Company agrees to supply First Data with any and all current information necessary for First Data to compute and remit the escheat and sales Taxes.

          SECTION 6.4. CERTIFICATION OF CHARGES. First Data shall provide, upon reasonable request, the written certificate of First Data's authorized officer, certifying that any amount calculated by First Data hereunder has been accurately calculated in accordance with the terms of this Agreement.


                                   ARTICLE 7

                                CONFIDENTIALITY
                                ---------------

          SECTION 7.1.  GENERAL.  (a)  Except as otherwise provided in this
Article 7, each Party shall keep confidential and not disclose Confidential Information of the other Party.

The Parties shall take reasonable steps, no less rigorous than those taken to protect their own comparable confidential and proprietary information, to prevent any unauthorized or inadvertent disclosure of Confidential Information of the other Party or the loss of Confidential Information. Each Party agrees that for purposes of this Article 7, the terms First Data and Company shall also include their respective Affiliates, who shall be subject to the provisions of this Article 7.

          (b) Each Party shall create and maintain safeguards to limit disclosure of Confidential Information of the other Party to its Affiliates, and its or its Affiliate's employees, third party service providers, consultants, subcontractors and contractors who have a need to know such information solely in connection with such Party's obligations under this Agreement or rights under the Software License Agreement or, if applicable, the Service Mark License Agreement, and provided that any such Person who is not an employee of the Party or an Affiliate of such Party making such disclosure shall have first executed a confidentiality agreement containing terms consistent with the obligations of this Article 7. First Data acknowledges and agrees to use best efforts to establish and maintain safeguards so that Confidential Information of Company shall not be used in competition with, or otherwise to the detriment of, Company.

          (c) Subject to Company's rights under the Software License Agreement and, if applicable, the Service Mark License Agreement, each Party agrees that, upon request by the other Party, such Party shall return to the other Party any Confidential Information of the other Party which such Party does not then require to perform its obligations hereunder. No Party shall obtain any Proprietary Rights under this Agreement in any of the other Party's Confidential Information that has been or at any time after the date of this Agreement is disclosed, directly or indirectly, to such Party exclusively pursuant to this Agreement.

          SECTION 7.2. CONFIDENTIAL INFORMATION DEFINED. As used herein the term "Confidential Information" means (i) with respect to Company, the Company Data, the MoneyGram Application Software, any New MoneyGram Application Software, the PC MoneyGram Application Software, any New Utility Software and any Third Party Software that is licensed to or used by Company, (ii) with respect to First Data, the IPS Application Software, the Utility Software and any Third Party Software that is licensed to or used by First Data and (iii) with respect to each Party, the terms of this Agreement and all information and materials (in any medium), whether communicated to a Party before or after the date hereof, respecting, comprising, describing, embodying or incorporating:

          (i) information about such Party's business, customers, employees, finances, operations, products or services,

          (ii) other technical data, research, products, business or financial information, plans or strategies, forecasts or forecast assumptions, business practices, operations or procedures, services, marketing or merchandising information respecting such Party or its customers, or

          (iii) computer software and documentation, databases, data processing or communications systems, practices or procedures or other internal systems or controls (planned or in any stage of development) used, owned or developed (or in development) by or at the request of such Party (including
     (1) object code, source code, source listings, programming techniques or systems, programming or systems documentation or specifications, or user, operations or systems manuals, (2) hardware, firmware or other equipment or appliances, engineering drawings, schematics or related documentation, specifications or manuals or (3) other charts, diagrams, graphs, models, sketches, writings or data related thereto), including, in each case, any trade secrets and other proprietary ideas, concepts, know-how, methodologies and information incorporated therein, whether incorporated in materials produced by a Party pursuant to or in connection with this Agreement or any other agreement between the Parties; provided, however, that the Party disclosing such information in tangible form shall mark any tangible material containing Confidential Information of such Party with an appropriate legend indicating the confidential nature of such material prior to providing such material to the other Party; and provided, further, that the failure of either Party to so legend any material shall not relieve the other Party of the obligation to maintain the confidentiality of any unlegended material which such Party knows or should reasonably know contains Confidential Information of the other Party.

          SECTION 7.3. PERMITTED DISCLOSURE; PUBLIC AND GENERIC INFORMATION; LEGALLY REQUIRED DISCLOSURE. (a) The provisions of this Article 7 shall not apply to any Confidential Information to the extent included in any assignment of any of Company's rights under the Software License Agreement or, if applicable, the Service Mark License Agreement if effected in accordance with the terms of such agreements; provided, however, that such assignee executes and delivers to IPS an agreement to be bound by the terms of this Article 7 in respect of such Confidential Information, in form and substance reasonably satisfactory to IPS.

          (b) The provisions of this Article 7 shall not prohibit disclosure by a Party of any information or materials identical or similar to that contained in another Party's Confidential Information, but which (i) are or become generally available to the public other than as a result of any breach of the provisions of this Agreement or any other applicable agreement between the Parties; (ii) are in the possession of such Party or any of its Affiliates prior to receipt thereof (other than through any improper means) and are not subject to a confidentiality obligation; (iii) are commonly known to Persons engaged in the funds transfer, payment instrument, message or document delivery, telecommunications or data processing industries or by individuals employed by Persons engaged in such industries other than as a result of any breach of the provisions of this Agreement or any other applicable agreement between the Parties; or (iv) are independently developed by such Party without reference to the Confidential Information of the other Party.

          (c) A Party may disclose Confidential Information to the extent required to be disclosed by such Party under any Requirements of Law applicable to such Party or the conduct of such Party's business or otherwise (provided that upon receipt of demand for any such required disclosure such Party shall provide the disclosing Party prompt notice thereof).

          SECTION 7.4. NOTICES. Each Party agrees that it will not remove any statutory copyright notice or other identification or evidence of Confidential Information contained on or included in any item of Confidential Information of the other Party. The Parties shall each reproduce any such notice or identification on any reproduction, modification or translation of such Confidential Information and shall add any statutory copyright notice or other evidence of confidential information to the other Party's Confidential Information in its possession upon reasonable request by the other Party.

          SECTION 7.5. COMPANY DISCLOSURE OF CONFIDENTIAL INFORMATION TO FIRST DATA. Company hereby agrees that it shall, and shall cause its Affiliates and its or its Affiliates officers, employees, representatives, agents and advisors to, disclose only to the Designated Representative any and all

Confidential Information of Company that Company desires or intends to, or is required by the terms of this Agreement to, disclose to First Data or its Affiliates.

          SECTION 7.6. REMEDY. In the event of any breach of this Article 7, the Parties agree that the non-breaching Party will suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching Party from any violation of this Article 7 will be impossible to calculate and will therefore be an inadequate remedy. Accordingly, the Parties agree that the non-breaching Party shall be entitled to temporary and permanent injunctive relief against the breaching Party, its Affiliates, employees, officers, directors, agents or representatives, and the other rights and remedies to which the non-breaching Party may be entitled to at law, in equity and under this Agreement for any violation of this Article 7. The provisions of this Article 7 shall survive the expiration or termination of this Agreement.

                                   ARTICLE 8

                  DISCLAIMER OF REPRESENTATIONS AND WARRANTIES
                  --------------------------------------------

          IT IS UNDERSTOOD AND AGREED THAT FIRST DATA DOES NOT REPRESENT, WARRANT OR GUARANTEE IN ANY WAY THAT THE PERFORMANCE OF THE SUPPORT SERVICES, ANY ADDITIONAL SERVICES OR THE SERVICES CONTEMPLATED BY ARTICLE 3 WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT AS PROVIDED HEREIN, NO PARTY HERETO MAKES ANY, AND EACH PARTY HERETO HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING AS TO ANY SERVICES, HARDWARE, SOFTWARE, EQUIPMENT OR MATERIALS PROVIDED OR USED BY OR ON BEHALF OF ANY PARTY UNDER THIS AGREEMENT. EACH PARTY HERETO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FIRST DATA AND COMPANY HEREBY AGREE THAT THIS AGREEMENT INVOLVES THE PROVISIONS OF SERVICES, AND THAT THIS AGREEMENT IS A SERVICE AGREEMENT FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AND THEREFORE THAT THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO THIS AGREEMENT.


                                   ARTICLE 9

                              TERM AND TERMINATION
                              --------------------

          SECTION 9.1. TERM. (a) This Agreement shall commence on the date hereof and, subject to the earlier termination of (i) the services contemplated in Article 3 pursuant to Section 3.1(a)

(including the Regulatory Compliance Services) or (ii) the Data Center Services, the Agent Services, the Corporate Support Services, the Voice Center Disaster Recovery Services or any Additional Services pursuant to Section 9.2(b), shall continue for the Term, unless earlier terminated as provided in Section 9.2 or
Section 9.3.

          (b) Upon the earlier of (i) the expiration of the Term or (ii) the conditions specified in clause (ii) of Section 3.1(a) have been fulfilled, IPS shall have no further obligation to allow Company or any MoneyGram Agent to continue to sell the IPS Funds Transfer Service. On or before the expiration of the earlier of the Term or the transition period contemplated by Section 9.4, Company shall terminate on behalf of IPS all Agent Contracts between IPS and MoneyGram Agents in respect of the IPS Funds Transfer Service or convert such Agent Contracts into contracts between Company and MoneyGram Agents, destroy at its expense all IPS blank financial paper (money transfer checks) not shipped to MoneyGram Agents and perform such other tasks as are reasonably requested by First Data for the prompt, orderly and proper wind-down of the IPS Funds Transfer Service relationship with such MoneyGram Agents. After the expiration of the earlier of the Term or the transition period contemplated by Section 9.4, IPS and Company shall continue to fulfill their respective obligations under
Article 3 (including, in the case of IPS, Regulatory Compliance Services) so long as any IPS Funds Transfer Service transactions remain uncompleted, and, once all IPS Funds Transfer Service transactions are completed, then Article 3 shall be null and void and of no further force or effect.

          SECTION 9.2. TERMINATION BY COMPANY. (a) This Agreement shall terminate upon the occurrence of any of the following events and (i) in the case of clause (A), (C) or (D) below, at the option of Company by written notice to First Data and (ii) in the case of clause (B) below, immediately and without prior written notice or any other action by Company:

          (A) If First Data or any Affiliate of First Data shall fail to perform, or repudiates or seeks to avoid or invalidate, any material obligation to be performed by it under this Agreement, provided that (i) in the case of any breach which is capable of being cured, or otherwise discontinued, First Data has received notice of such breach from Company demanding such breach be cured and First Data has not cured or discontinued such breach within 30 days of receipt of such notice; and (ii) the Parties have exhausted the dispute resolution proceedings described in Article 11;

          (B)  In the event of Bankruptcy of IPS;

          (C) If a Governmental Body enjoins the performance by a Party of any material obligations under this Agreement; or

          (D)  If Company reasonably determines that First Data is not Solvent.

          (b)  Notwithstanding anything to the contrary in this Agreement,

          (i) if the conditions specified in clause (ii) of Section 3.1(a) have been fulfilled, Company may terminate this Agreement in its entirety by giving First Data 90 days' notice thereof; and

          (ii) if Company shall determine that it no longer requires (1) the Data Center Services, (2) the Agent Services, (3) the Corporate Support Services, (4) the Voice Center Disaster Recovery Services, (5) the Voice Center Services or (6) any Additional Services, in the case of clause (1),
     (2) or (3), as a whole or any portion thereof (provided that Company may only terminate groups of Data Center Services as described in Exhibit E), and, in the case of clause (4) or (5), as a whole, then Company shall give First Data prior written notice of such determination as follows:

               (A) in the case of all or any portion of the Data Center Services, 90 days' notice;

               (B) in the case of all or any portion of the Agent Services, 30 days' notice;

               (C) in the case of all or any portion of the Corporate Support Services, 30 days' notice;

               (D) in the case of the Voice Center Disaster Recovery Services, 30 days' notice;

               (E) in the case of the Voice Center Services, 30 days' notice;
          and

               (F) in the case of any Additional Services, as agreed to by the Parties.

          Upon any such termination, the provisions of this Agreement that relate to such Support Services or any Additional Services so terminated shall be void and of no further force and effect and the Parties shall effect the provisions of the last paragraph of Section 9.5. If Company terminates all or any portion of the Data Center Services prior to the time that First Data's obligations under Article 3 have terminated, then Company shall provide to First Data such information at such times as First Data reasonably requests as necessary or desirable to perform its obligations under Article 3 (including Regulatory Compliance Services). The failure of Company to so provide such information at the times required shall excuse First Data from its obligations to perform under Article 3 for any period affected by, and to the extent of, such failure by Company, and First Data shall not be liable to Company under this Agreement in connection with First Data's duties or obligations under Article 3.

          SECTION 9.3. TERMINATION BY FIRST DATA. (a) This Agreement shall terminate upon the occurrence of any of the following events and (i) in the case of clause (A), (C) or (D) below, at the option of First Data by written notice to Company and (ii) in the case of clause (B) below, immediately and without prior written notice or any other action by First Data:

          (A) If Company or any Affiliate of Company shall fail to perform, or repudiates or seeks to avoid or invalidate, any material obligation to be performed by it under this Agreement, provided that (i) in the case of any breach which is capable of being cured, or otherwise discontinued, Company has received notice of such breach from First Data demanding such breach be cured and Company has not cured or discontinued such breach within 30 days of receipt of such notice; and (ii) the Parties have exhausted the dispute resolution proceedings described in Article 11;

          (B)  In the event of Bankruptcy of Company;

          (C) If a Governmental Body enjoins the performance by a Party of any material obligations under this Agreement; or

          (D)  If First Data reasonably determines that Company is not Solvent.

          (b) Notwithstanding anything to the contrary in this Agreement, First Data shall have the right to terminate the

Corporate Support Services described in Exhibit A-2.1 upon 60 days' prior written notice to Company.

          SECTION 9.4. ORDERLY TRANSITION. Upon termination of this Agreement pursuant to Section 9.2(a) or 9.3(a), First Data and Company shall expeditiously and in good faith, agree upon and document a plan providing for an orderly transition of any or all of the obligations of First Data hereunder, as the case may be, to a successor over a period of not less than 180 days from the date of such termination. Such transition period shall be deemed to be part of the Term, unless otherwise agreed to by the Parties. During such transition period, First Data shall provide reasonable transition assistance to Company. Company shall compensate First Data, on a time and materials basis, for such assistance, at First Data's then prevailing rates (plus reimbursement of out-of-pocket expenses) in addition to all other payment obligations of Company pursuant to and in accordance with this Agreement.

          SECTION 9.5. EFFECT OF TERMINATION. Upon the termination of this Agreement, each Party shall have no further obligation to perform any obligation hereunder to the other Party and all outstanding unpaid amounts due and owing to First Data or Company under the terms of this Agreement shall become immediately due and payable, provided, however, that the termination of this Agreement shall not affect the following:

          (a) The obligation of Company to pay for any services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination, including pursuant to Section 9.4;

          (b) The provisions of Article 10 or any other indemnification obligations of any Party;

          (c)  The provisions of Section 3.5, Section 5.3 and Section 9.4;

          (d) The provisions of Article 7 or any other confidentiality obligations of any Party; and

          (e)  The provisions of Article 11.

          In addition, upon the termination of this Agreement, each Party shall return to the other Party all copies of such Party's Confidential Information, and shall erase all versions of the other Party's Confidential Information from its data files, in each case, other than any Confidential Information licensed to Company under the Software License Agreement or, if applicable, the Service Mark License Agreement.


                                  ARTICLE 10

                          INDEMNITIES, LIABILITY AND
                              LIMITS OF LIABILITY
                          --------------------------

          SECTION 10.1. FIRST DATA'S INDEMNIFICATION. (a) Subject to the provisions of this Article 10, First Data shall indemnify and hold harmless Company, its Affiliates and their respective directors, officers, employees, shareholders and permitted assigns (each, a "Company Indemnitee") from and against any and all Loss and Expense imposed in any manner upon or asserted against any Company Indemnitee in connection with or arising from this Agreement to the extent that such Loss or Expense relates to or arises out of:

          (i) the breach by First Data or any Affiliate of First Data of any material covenant or agreement of First Data or any Affiliate of First Data contained in this Agreement; or

          (ii) any claim, demand or action alleging that the First Data Equipment infringes any third Person's Proprietary Rights.

          (b) Notwithstanding subsection (a) of this Section 10.1, First Data shall not be required to indemnify, protect or hold harmless any Company Indemnitee from and against any Loss or Expense to the extent that such Loss or Expense arises as a result of (i) any Company Indemnitee's gross negligence or willful misconduct, (ii) the breach by Company or any Affiliate of Company any of its covenants or agreements contained in this Agreement or (iii) any modification contained in the New MoneyGram Application Software or the New Utility Software or the incapability of any such Software with the First Data Equipment.

          (c) Except as provided in Section 10.1(d), notwithstanding anything to the contrary in this Agreement, the cumulative liability of First Data under
Section 10.1(a) relating to any and all events occurring in any one calendar year shall not under any circumstances exceed the aggregate amount of fees paid to First Data for its services provided hereunder performed during the immediately preceding calendar year; and in the case of events occurring in the remainder of the calendar year in which this Agreement is executed, such liability shall not under any circumstances exceed $2 million.

          (d) Notwithstanding the limitation of liability provided in Section 10.1(c), if the liability of First Data under Section 10.1(a) arises as a result of its gross negligence or willful misconduct in the performance of its obligations hereunder, then the cumulative liability of First Data under Section 10.1(a) relating to any and all events occurring in any one calendar year shall not under any circumstances exceed an amount equal to two times the aggregate amount of fees paid to First Data for its services provided hereunder performed during the immediately preceding calendar year; and in the case of events occurring in the remainder of the calendar year in which this Agreement is executed, such liability shall not under any circumstances exceed $4 million.

          SECTION 10.2. COMPANY'S INDEMNIFICATION. (a) Subject to the provisions of this Article 10, Company shall indemnify and hold harmless First Data and its Affiliates and their respective directors, officers, employees, shareholders and permitted assigns (each, a "First Data Indemnitee") from and against any and all Loss and Expense imposed in any manner upon or asserted against any First Data Indemnitee in connection with or arising from this Agreement to the extent that such Loss or Expense relates to or arises out of:

          (i) the breach by Company or any Affiliate of Company of any material covenant or agreement of Company or any Affiliate of Company contained in this Agreement;

          (ii) any claim, demand or action alleging that any New MoneyGram Application Software or New Utility Software, any modification to the PC MoneyGram Application Software or any Software (other than the MoneyGram Application Software), Company Data or Third Party Software provided by Company or any Affiliate of Company or any portion thereof as furnished to or used by First Data or its Affiliates under this Agreement infringes any third Person's Proprietary Rights; provided that Company shall not be required to indemnify and hold harmless any First Data Indemnitee to the extent an actual or alleged infringement is caused by any First Data Indemnitee combining any New MoneyGram Application Software or New Utility Software or any Software (other than the MoneyGram Application Software), Company Data or Third Party Software with any other Software without the express consent of Company; and provided, further, that Company's obligations hereunder shall also not apply to the extent that an infringement claim is made with respect to Software (other than the MoneyGram Application Software, the PC MoneyGram Application Software, the IPS Application Software or the Utility Software) provided by First Data to Company or enhancements to Software, Company Data or Third Party Software that are requested by First Data or any Affiliate of First Data and which are implemented using designs or specifications created by First Data or any Affiliate of First Data;

          (iii) any claim that the Business, Company or any Affiliate of Company has violated or does not comply with any Requirements of Law, except to the extent such violation or lack of compliance directly relates to the services provided by First Data under this Agreement;

          (iv) any claim by any third Person (including any MoneyGram Agent) that Company breached any contractual or other legal obligation (including any Agent Contract) owed or alleged to be owed to such third Person;

          (v) the performance on and after the date hereof of all aspects of the Business not delegated to First Data under this Agreement, including all activities contemplated by Section 5.1; or

          (vi) any application for any license as contemplated by Section
     3.4(b).

          (b) Notwithstanding subsection (a) of this Section 10.2, Company shall not be required to indemnify or hold harmless any First Data Indemnitee from and against any Loss or Expense to the extent that such Loss or Expense arises as a result of any First Data Indemnitee's gross negligence or willful misconduct or the breach by First Data or any Affiliate of First Data of any of its covenants or agreements contained in this Agreement.

          (c) Except as provided in Section 10.2(d), notwithstanding anything to the contrary in this Agreement, the cumulative liability of Company under Sections 10.2(a)(i) and (ii) relating to events occurring in any one calendar year shall not under any circumstances exceed the aggregate amount of fees paid to First Data for its services provided hereunder performed during the immediately preceding calendar year; and in the case of events occurring in the remainder of the calendar year in which this Agreement is executed, such liability shall not under any circumstances exceed $2 million.

          (d) Notwithstanding the limitation of liability provided in Section 10.2(c), if the liability of Company under Section 10.2(a)(i) or (ii) arises as a result of its gross negligence or willful misconduct in the performance of its obligations hereunder, then the cumulative liability of Company under Sections 10.2(a)(i) and (ii) relating to events occurring in any one calendar year shall not under any circumstances exceed an amount equal to two times the aggregate amount of fees paid to First Data for its services provided hereunder performed during the immediately preceding calendar year; and in the case of events occurring in the remainder of the calendar year in which this Agreement is executed, such liability shall not under any circumstances exceed $4 million.

          SECTION 10.3. NOTIFICATION. (a) Any Person (the "Indemnified Party") seeking indemnification hereunder shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the "Indemnifying Party") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article 10 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment, decree or decision pursuant to the dispute resolution procedures referred to in Article 11 and/or of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

          (c) If a claim, suit or proceeding by a third Person for which indemnification may be available under this Agreement is made or filed against an Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim, suit or proceeding. The Indemnifying Party, within 30 days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise or settle the third Person claim, suit or proceeding at its expense. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. In any third Person claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after such election be responsible for the expenses of legal counsel for the Indemnified Party, but the Indemnified Party may participate therein and retain counsel at its own expense. In any third Person claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party without the written consent of the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third Person claim, suit or proceeding and effect any defense, compromise or settlement. To the extent the Indemnifying Party elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnifying Party, and control the defense of such proceeding. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall arrive at a binding agreement with respect to each separate matter alleged to be indemnified by the Indemnifying Party hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter and the Indemnifying Party shall pay all of the sums owed to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

          SECTION 10.4. CLAIMS PERIOD. No cause of action, dispute or claim for indemnification under this Agreement may be asserted or made against any Party or submitted to arbitration on a date later than: (a) one year after the date in which facts giving rise to such cause of action, dispute or claim are discovered or, with the exercise of due diligence, should reasonably have been discovered, or if such event for which indemnification is claimed is an action or proceeding brought against the Indemnified Party, the end of the related notification period provided in
Section 10.3; or (b) one year after the earlier of the termination of this Agreement or the expiration of the Term.

          SECTION 10.5. SUBROGATION. If an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Sections 10.1 or 10.2, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.

          SECTION 10.6. EXCLUSIVE REMEDY. Except for (i) remedies that cannot be waived as a matter of law and injunctive and provisional relief, (ii) the provisions of Sections 5.1(c), 7.6, 9.2 and 9.3 and (iii) any Party's obligation to make any payments or reimbursements hereunder (including the payment of Fees, Reimbursable Expenses and Taxes and reimbursements pursuant to Article 3), this
Article 10 shall be the sole and exclusive remedy for breach of this Agreement, including with respect to any claim, demand, cause of action, debt, Cost, Loss, Expense or liability subject thereto.

          SECTION 10.7. NO SPECIAL DAMAGES. IN NO EVENT SHALL FIRST DATA, COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER FIRST DATA, COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES HAS BEEN ADVISED, OR COULD HAVE FORESEEN, OF THE POSSIBILITY SUCH DAMAGES; PROVIDED THE FOREGOING EXCLUSION SHALL NOT APPLY TO CONSEQUENTIAL DAMAGES INCURRED BY ANY PARTY AS A RESULT OF THE MISAPPROPRIATION OR MISUSE OF SUCH PARTY'S CONFIDENTIAL INFORMATION. THE FOREGOING REPRESENTS AN EXPRESS ALLOCATION OF RISK BETWEEN THE PARTIES.

                                  ARTICLE 11

                               DISPUTE RESOLUTION
                               ------------------

          SECTION 11.1.  DISPUTE RESOLUTION.

          (a) Informal Dispute Resolution. Subject to Section 11.2, any dispute, controversy or claim between Company and First Data arising from or in connection with this Agreement, the Software License Agreement or, if applicable, the Service Mark License Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute") shall be resolved in accordance with this Section 11.1:

          (i) Upon written request of Company or First Data, each Party will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute ("Level 1 Review"). The designated representatives shall meet as often as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding;

          (ii) If resolution of the Dispute cannot be resolved within 15 days of the first Level 1 Review meeting, then the issue shall be brought before a committee (the "Senior Level Policy Team") comprised of Charles T. Fote and David P. Bailis, representing First Data, and James F. Calvano and Andrea Kenyon, representing Company (or comparable level successors to these individuals, as appropriate) ("Level 2 Review"). The Senior Level Policy Team shall meet as often as necessary to discuss the Dispute and negotiate in good faith to resolve the Dispute. The members of the Senior Level Policy Team may be substituted at the discretion of First Data or Company, as the case may be, upon ten days' written notice.

          (iii) Arbitration for the resolution of a Dispute may not be commenced until the earlier of:

               (A) the date on which the Senior Level Policy Team concludes in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

               (B) 30 days after the date the Dispute became subject to the review of the Senior Level Policy Team.

          (b) Arbitration. Any Dispute that remains unresolved after compliance with the provisions of Section 11.1(a), regardless of the magnitude thereof or the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal, shall be submitted to, and finally determined by, arbitration in accordance with the following provisions of this Section 11.1(b):

               (i) Any such arbitration shall be conducted by the AAA in accordance with the AAA Rules, except as the AAA Rules conflict with the provisions of this Article 11, in which event the provisions of this Article 11 shall control.

               (ii) The arbitral panel (the "Panel") shall consist of three arbitrators independent of the Parties (the "Arbitrators"). The Arbitrators shall be appointed pursuant to AAA's procedure for selecting arbitrators as described in its pamphlet entitled Resolving Computer Disputes: A Guide to Arbitration or any other publication of the AAA relevant to the nature of the Dispute. Each Arbitrator shall have at least ten years' experience as a senior manager in a data processing company or a consumer payment services company (the "Basic Qualifications").

               (iii) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.1(b), the Arbitrator shall be replaced by the AAA. Each such replacement Arbitrator shall satisfy the Basic Qualifications. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Section 11.1(b) and the AAA Rules.

               (iv) The arbitration shall be conducted in Denver, Colorado or in such other location as the Parties may designate by mutual written consent; provided, however, that the Panel may from time to time convene, carry on hearings, inspect property or documents, and take evidence at any location which the Panel deems appropriate.

               (v) The Panel may in its discretion order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

          (vi) At any oral hearing of evidence in connection with an arbitration pursuant to this Section 11.1(b), each Party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other Party. No testimony of any witness shall be presented in written form unless the opposing Party or Parties shall have the opportunity to cross-examine such witness, except as the Parties otherwise agree in writing or except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

          (vii) Within 15 days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the Parties a writing setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award.

          (viii) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

          (ix) A judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof.

          (x) First Data and Company agree to share equally the cost of any administrative fee, any compensation of the Arbitrators and any expenses of any witnesses or proof produced at the direct request of the Panel.

          (xi) The Parties shall each bear all their own Costs of arbitration, including legal fees.

          (xii)  The Panel shall not have the power to award Consequential
     Damages.

          (xiii) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14, except as modified hereby, shall govern the interpretation and enforcement of this Section 11.1(b).

          Notwithstanding the foregoing, the Parties agree to continue performing their respective obligations under this Agreement, the Software License Agreement and the Service Mark License Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

          SECTION 11.2. RECOURSE TO COURTS AND OTHER REMEDIES. Notwithstanding the Dispute resolution procedures contained in Section 11.1, either Party may apply to any court having jurisdiction (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to enforce any agreements in this Agreement, the Software License Agreement or the Service Mark License Agreement until the arbitration award is rendered or the Dispute is otherwise resolved, (iii) to avoid the expiration of any applicable limitation period, (iv) to preserve a superior position with respect to other creditors or
(v) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of Section 11.1.

          SECTION 11.3. AFFILIATES. Each Party agrees that for purposes of this Article 11, the terms First Data and Company shall also include their respective Affiliates, who shall be subject to the Dispute resolution procedures of this Article 11.

          SECTION 11.4. EXCEPTION TO ARTICLE 11. This Article 11 shall not apply to any dispute or controversy arising out of Section 3.3(c). Such disputes and controversies shall be settled in accordance with the dispute resolution procedures of Section 3.3(c).


                                  ARTICLE 12

                                 MISCELLANEOUS
                                 -------------

          SECTION 12.1. EXPENSES. First Data shall bear all costs incurred by or on behalf of each Party for services rendered on or prior to the date hereof in connection with the negotiation and preparation of this Agreement, including fees and expenses of financial consultants, accountants and counsel. Except as otherwise provided herein, each of the Parties shall pay all Costs incurred by it or on its behalf in connection with its performance and compliance with all its obligations hereunder, including fees and expenses of its own financial consultants, accountants and counsel.

          SECTION 12.2. RELATIONSHIP OF PARTIES. (a) First Data, in furnishing services to Company under this Agreement, is acting only as an independent contractor. Except as set forth in this Agreement, First Data does not and shall not undertake by this Agreement or otherwise to perform any obligation of Company, whether regulatory or contractual, or assume any responsibility for Company's business or operations. First Data has the sole and exclusive right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by First Data under this Agreement, unless otherwise provided herein.

          (b) Nothing in this Agreement shall be deemed by the Parties, or by any third Person, to create a partnership, joint venture or similar relationship between or among any of the Parties and, except as otherwise expressly provided herein, no Party shall be deemed to be the agent of any other Party, it being understood and agreed that neither the method of computing compensation nor any other provision contained herein shall be deemed to create any relationship between the Parties hereto other than the relationship of independent parties contracting for services. No Party has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon any other Party except as specifically provided herein.

          SECTION 12.3. FORCE MAJEURE. Each Party shall be excused from the performance of obligations (other than payment obligations) under this Agreement, for any period and to the extent that it is prevented, restricted or delayed from or interfered with in performing any of its obligations under this Agreement, in whole or in part, as a result of labor disputes, strikes, work stoppages or delays, acts of God, severe weather, failures or fluctuations in utilities or telecommunications equipment or service, shortages of materials or rationing, civil disturbance, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance or court order or requirement having legal effect of any judicial authority or Governmental Body, or any other act or omission whatsoever, whether similar or dissimilar to the foregoing, which are beyond the reasonable control of such Party (each, a "Force Majeure Event"), and such nonperformance shall not be a breach or default under this Agreement, or a ground for termination of this Agreement. Each Party shall give the other Party immediate notice of any Force Majeure Event affecting the notifying Party's ability to perform under this Agreement and shall promptly update the other Party regarding the notifying Party's efforts to mitigate and resolve such Force Majeure Event.

          SECTION 12.4. ENTIRE AGREEMENT. This Agreement, the Software License Agreement and the Service Mark License Agreement, including the Exhibits hereto and thereto, constitute the entire agreement among the Parties with regard to the subject matter hereof and thereof, and supersede all other prior agreements, understandings or discussions among the Parties concerning such subject matter. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party to this Agreement.

          SECTION 12.5. ASSIGNMENT. Except as otherwise provided herein, the rights and obligations of both First Data and Company under this Agreement are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) First Data may assign its rights and delegate its duties and obligations hereunder to any of its Affiliates, provided such Affiliate remains an Affiliate of First Data after such an assignment and that notwithstanding such assignment IPS and FDC shall remain primarily liable for all of their respective obligations hereunder; and
(ii) if the conditions specified in clause (ii) of Section 3.1(a) have been fulfilled, the Company may assign all its rights and delegate its duties and obligations hereunder to any of its Affiliates or to any Person who purchases substantially all of the Business, provided the assignee agrees to be bound in writing to the terms and conditions set forth in this Agreement, and, notwithstanding such assignment, the Company shall remain primarily liable for all of its obligations hereunder. Except in respect of a Company Indemnitee or a First Data Indemnitee entitled to indemnification under Article 10, nothing in this Agreement is intended to or shall be construed to confer upon any Person other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

          SECTION 12.6. NOTICES. All notices which any Party may be required or desire to give to any other Party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent) or overnight courier to the other Party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the Party to be notified. Notice delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the Party to be notified.

     In the case of First Data:

                      First Data Technologies, Inc.
                      6200 So. Quebec St., Suite 320AK
                      Englewood, Colorado  80111
                      Attention:  Brent Willing
                      Telephone Number:  303-488-8190
                      Telecopy Number:   303-488-8631

     With a copy to:

                      First Data Corporation
                      2121 N. 117th Ave. NP 30
                      Omaha, Nebraska  68164
                      Attention:  General Counsel
                      Telephone Number:  402-498-4085
                      Telecopy Number:   402-498-4123


     In the case of Company:

                      MoneyGram Payment Systems, Inc.
                      7401 West Mansfield Ave.
                      Lakewood, Colorado  80235
                      Attention:  Chief Executive Officer
                      Telephone Number:  303-716-6800
                      Telecopy Number:   303-716-6997

     With a copy to:

                      MoneyGram Payment Systems, Inc.
                      7401 West Mansfield Ave.
                      Lakewood, Colorado  80235
                      Attention:  General Counsel
                      Telephone Number:  303-716-6800
                      Telecopy Number:   303-716-6997

A Party may from time to time change its address for notification purposes by giving the other Party prior written notice of the new address and the date upon which it shall become effective.


          SECTION 12.7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          SECTION 12.8.  GOVERNING LAW.  Except as otherwise specified in
Article 11, this Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of New York.

          SECTION 12.9. MEDIA RELEASES. All media releases, public announcements and public disclosures by the Parties or their respective employees, representatives or agents relating to this Agreement or its subject matter, including promotional or marketing material and annual account reports, but not including any announcement intended solely for internal distribution by any of the Parties, or any disclosure required by Requirements of Law or accounting or regulatory requirements beyond the reasonable control of any of the Parties, shall be coordinated with and approved in writing by the other Parties prior to the release thereof.

          SECTION 12.10. WAIVER. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Except as specifically provided otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise.

          SECTION 12.11. SEVERABILITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

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

          SECTION 12.12. CONSTRUCTION RULES. The Parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The Parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting Person shall not be employed in the interpretation of this Agreement, including any Exhibit.


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

          IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its duly authorized officer as of the date first written above.


                                            MONEYGRAM PAYMENT SYSTEMS, INC.


                                            By: _____________________________

                                            Name: ___________________________

                                            Title: __________________________




                                            FIRST DATA TECHNOLOGIES, INC.


                                            By: _____________________________

                                            Name: ___________________________

                                            Title: __________________________




                                            INTEGRATED PAYMENT SYSTEMS INC.


                                            By: _____________________________

                                            Name: ___________________________

                                            Title: __________________________



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